Exhibit 99.1

Hanmi Earns $28.1 Million, or $1.38 Per Share in 2011

4Q11 Net Income Grows to $5.5 Million, or $0.22 Per Share, up 31% from 3Q11

Robust Capital Position and Improving Asset Quality Contributed to Hanmi’s Fifth Consecutive Quarterly Profit

LOS ANGELES--(BUSINESS WIRE)--January 19, 2012--Hanmi Financial Corporation (NASDAQ: HAFC), the holding company for Hanmi Bank (the “Bank”), today reported 2011 net income totaled $28.1 million, or $1.38 per diluted common share, a significant improvement from the loss of $88.0 million, or $7.46 per share, posted in 2010. These results reflect the successful fourth quarter capital raise, continuing improvement in asset quality, strong SBA loan originations and enhanced operating efficiency. The fourth quarter of 2011 marks Hanmi’s fifth consecutive quarterly profit, with net income totaling $5.5 million, or $0.22 per share. All per share results are adjusted to reflect the 1-for-8 reverse split, which became effective on December 19, 2011.

“2011 was a year of great transformation for Hanmi. With hard work and dedication of all our employees, we have overcome many challenges and have already implemented steps to continue on the road to profitability,” said Jay S. Yoo, President and Chief Executive Officer. “We launched the new year with an all-company rally that brought the entire Hanmi team together. I was impressed with the dedication and enthusiasm that our team members demonstrated at the rally. We are once again dedicated to make Hanmi 'The Bank of Choice' for our customers, our employees, our communities, and our shareholders.”

Hanmi Financial 2011 Quarterly Financial Highlights
	For the Three Months Ended
(Dollars in Thousands)	12/31/2011	9/30/2011	12/31/2010
Net income	$5,506	$4,203	$5,312
Net income per diluted common share	$0.22	$0.22	$0.28

Total assets	$2,744,824	$2,686,570	$2,907,148
Total net loans	$1,849,020	$1,891,533	$2,084,447
Total deposits	$2,344,910	$2,353,169	$2,466,721

Net interest margin	3.66%	3.75%	3.48%
Efficiency ratio	69.03%	60.55%	67.87%

Tangible common equity per common share	$9.02	$10.66	$9.05

Non-performing assets	$52,558	$78,280	$146,526
Non-performing assets/Total assets	1.91%	2.91%	5.04%
Allowance for loan losses/Total gross loans	4.64%	5.06%	6.55%
Allowance for loan losses/Total non-performing loans	171.71%	129.24%	102.54%

Hanmi Financial
Total Risk-Based Capital	18.66%	14.58%	12.32%
Tier 1 Leverage Capital	13.34%	9.80%	7.90%
Tangible equity/Tangible assets	10.36%	7.51%	5.89%

Financial Highlights (at or for the period ended December 31, 2011)

  In November, Hanmi raised new capital of $77.1 million in net proceeds, further solidifying its balance sheet, and issued 12.6 million shares (adjusted for the 1-for-8 reverse split):
    The Bank’s tangible common equity to tangible assets ratio at December 31, 2011 was 12.48%, up from 10.63% at September 30, 2011. At the holding company level, the tangible common equity ratio was 10.36%, and tangible book value was $9.02 per share at year end.
  With strong fourth quarter earnings, Hanmi posted its fifth consecutive quarter of profitability:
    Fourth quarter net income grew 31% from the preceding quarter, with earnings of $5.5 million, or $0.22 per diluted share, compared to $4.2 million, or $0.22 per diluted share, when there were fewer shares outstanding in the third quarter of 2011 and up 3.8% from $5.3 million, or $0.28 per diluted share in the fourth quarter of 2010. For the full year, profits totaled $28.1 million, or $1.38 per diluted share.
  Net interest margin (NIM) was 3.68% in 2011, up from 3.55% in 2010, reflecting a 16 basis point improvement in loan yields, as well as a 63 basis point reduction on securities yields and a 29 basis point drop in cost of funds for the year.
  Loan originations improved significantly in 2011 with Small Business Administration (“SBA”) loan production totaling $93.9 million, generating $4.5 million in gain on sale of SBA loans. Other loan production was $212.0 million for 2011.
  Asset quality substantially improved, with fewer non-performing assets (NPAs), delinquent loans, and net charge-offs:
    NPAs declined 64.1% year-over-year to $52.6 million or 1.91% of total assets, from $146.5 million, or 5.04% of total assets at the end of 2010. NPAs decreased due to the continuing success in selling non-performing loans (NPLs) as well as slower migration of new loans to nonaccrual status.
    Delinquent loans, which are 30 to 89 days past due and still accruing, were $13.9 million, or 0.72% of total gross loans, down from $21.5 million, or 0.96% of total gross loans a year ago and down from $16.5 million, or 0.83% of total gross loans in third quarter of 2011.
    Total net charge-offs declined to $15.1 million from $35.2 million in the fourth quarter a year ago and from $15.5 million in the third quarter of 2011. Net charge-offs for the full year improved substantially to $68.7 million from $121.9 million in 2010.
  Operating efficiency improved during 2011 with total overhead costs down 13.2% to $84.0 million from $96.8 million in 2010, reflecting lower deposit insurance premiums, significantly reduced asset management expenses and lower compensation costs. The efficiency ratio improved to 67.2% in 2011 from 73.7% in 2010.

Capital Management

“Our fourth quarter capital raising efforts were very well received by the investment community. The additional capital improved our capital ratios. All of our capital levels are well above those required by regulatory standards,” said Lonny Robinson, Executive Vice President and Chief Financial Officer. The net proceeds of $77.1 million in new capital increased total stockholders’ equity to $285.6 million, or $9.07 per share, at December 31, 2011. Of the new capital, $50 million was down streamed to the Bank with the remaining $27.1 million available at the holding company. Tangible book value was $9.02 per share at year end. The following table shows the Company’s and Bank’s capital ratios:

Hanmi Financial	December 31,	September 30,	December 31,
	2011	2011	2010
Total risk-based	18.66%	14.58%	12.32%
Tier 1 risk-based	17.36%	12.63%	10.09%
Tier 1 leverage	13.34%	9.80%	7.90%
Tangible common equity	10.36%	7.51%	5.89%

Hanmi Bank	December 31,	September 30,	December 31,
	2011	2011	2010
Total risk-based	17.57%	14.72%	12.22%
Tier 1 risk-based	16.28%	13.42%	10.91%
Tier 1 leverage	12.50%	10.41%	8.55%
Tangible common equity	12.48%	10.63%	8.59%

Results of Operations

Net interest income before the provision for credit losses totaled $24.4 million for the fourth quarter of 2011, and $101.2 million for 2011, down 2.9% in the quarter and 4.4% for the year. Fourth quarter interest and dividend income was down 3.3% from the third quarter of 2011 and down 11.5% compared to the fourth quarter of 2010, while interest expense fell 4.7% and 28.2% compared to the third quarter of 2011 and the fourth quarter of 2010, respectively. For the full year, interest and dividend income fell 10.9% while interest expense fell 28.5%.

Loan yields improved during the year, as asset quality continued to stabilize and interest income reversal on loans in non-accrual status have declined. The average yield on loans for 2011 increased 16 basis points to 5.56%, from 5.40% for 2010. The yield on the investment securities portfolio, which accounted for 16.2% of 2011 average earning assets, continued to fall, moving down to 2.26% in 2011 from 2.89% in 2010. Total securities and cash and equivalents accounted for 27.7% of total assets, up from 24.0% of total assets at the end of the third quarter and 22.8% of total assets a year ago.

Cost of funds continues to decline as the mix of deposits continues to shift from time deposits to transaction accounts. For 2011, the cost of funds was down 29 basis points to 1.41% from 1.70% in 2010, and the cost of deposits was down 33 basis points to 1.00% from 1.33% in 2010. Hanmi’s net interest margin was down 9 basis points to 3.66% for the fourth quarter of 2011 compared to 3.75% for the third quarter of 2011 mainly due to a decrease in loan and investment yield. NIM for the fourth quarter of 2011 was up 18 basis points from 3.48% for the fourth quarter of 2010 mainly due to a decrease in cost of deposits. For 2011, NIM increased 13 basis points to 3.68% from 3.55% for 2010. “We have approximately $440 million in promotional CDs with a weighted average rate of 1.89% maturing over the next six months, of which $250 million will mature in March 2012. As we replace these promotional deposits with lower-cost deposits, we anticipate further margin improvement,” said Robinson.

With improving asset quality, the provision for credit losses declined in both the fourth quarter and full year of 2011. The fourth quarter provision of $4.0 million brought the full year provision to $12.1 million. Net interest income after the provision for credit losses totaled $20.4 million in the fourth quarter and $89.1 million for the full year in 2011.

Non-interest income in the fourth quarter of 2011 was $6.3 million, up 6.2% or $370,000 from $6.0 million in the third quarter of 2011, and up 4.9% or $295,000 from $6.1 million in the fourth quarter of 2010. Insurance commissions and other operating income increased by $157,000 and $137,000 compared to the third quarter of 2011. Net gain of $2.9 million was recognized from the sales of SBA loans during the fourth quarter of 2011, partially offset by the loss of $2.5 million from the sale of NPLs. As a result, net gain from the sale of loans increased by $312,000 compared to the same quarter a year ago. For 2011, non-interest income was down 6.1% or $1.6 million to $23.9 million from $25.4 million in 2010. Several factors that contributed to the fluctuations in non-interest income were lower service charges on deposit accounts, and net loss recognized from the sale of loans, partially offset by the gains from the sale of investment securities. During 2011, Hanmi recorded a $1.5 million net loss from the sale of loans which consisted of $2.9 million of impairment adjustments and $6.8 million of direct losses from the sale of NPLs, partially offset by $8.2 million of gains from sales of SBA loans and NPLs.

Non-interest expense in the fourth quarter of 2011 was $21.2 million, up 12.7% or $2.4 million from $18.9 million in the third quarter of 2011, and down 2.2% or $486,000 from $21.7 million in the fourth quarter a year ago. Salaries and employee benefits increased by $1.3 million, and other operating expenses, including advertising and promotion, supplies and communication, and stock warrant expense, increased by $1.0 million compared to the third quarter of 2011. Salaries and employee benefits increased mainly due to a holiday bonus paid out to all employees at year end of $262,000 and commissions for the fourth quarter of $200,000. In the third quarter, there was a $389,000 reversal of employee bonus and unused vacation accrued. In addition, severance costs for work force reduction of 11 staff in December was $220,000 and there was accrual for unused sick days of $210,000 for the fourth quarter. The work force reduction will result in a savings of $1.0 million on an annual basis going forward. Promotion expenses increased by $258,000 as a result of marketing efforts focused on developing new customers related to SBA production and customers with low cost deposits and DDA’s during the fourth quarter of 2011. There was an increase of $681,000 in stock warrant expense in the fourth quarter due to the increase in our stock price at year end as compared to the third quarter of 2011. These increases negatively impacted the efficiency ratio for the current quarter compared to the prior quarter. For 2011, non-interest expense decreased by $12.8 million or 13.2% to $84.0 million from $96.8 million in 2010. Improving operating efficiencies were gained from lower expenses related to foreclosed real estate (OREO) and reduced FDIC deposit insurance assessments and other regulatory costs, partially offset by $2.2 million in expenses associated with the unconsummated capital raising efforts earlier in the year. The efficiency ratio for 2011 improved to 67.2% as compared to 73.7% in 2010.

Balance Sheet

Total assets were $2.74 billion at December 31, 2011, up 2.2% from $2.69 billion at September 30, 2011, and down 5.6% from $2.91 billion at December 31, 2010.

Gross loans, net of deferred loan fees, totaled $1.94 billion at December 31, 2011, down 2.68% from $1.99 billion at September 30, 2011, and down 13.07% from $2.23 billion at December 31, 2010. Average gross loans, net of deferred loan fees, decreased to $2.01 billion for the fourth quarter of 2011, down 14.4% from $2.35 billion for the fourth quarter of 2010. The decline in loan balance in 2011 reflects continued progress in reducing problem loans, partially offset by new loans originated and a lower level of charge-offs.

With the successful capital raise in the fourth quarter of 2011, Hanmi’s total investment portfolio, term Federal Funds sold and cash and equivalents rose to $760.1 million from $663.7 million a year ago. The change in liquid assets was due to a $115.0 million increase in term Federal Funds sold and a $27.6 million increase in investment portfolio, partially offset by a $46.2 million decrease in cash and cash equivalents. Term Federal Funds sold of $115.0 million at December 31, 2011 had a weighted average yield of 1.04% with a weighted average maturity of 1.7 months. The investment portfolio increased $27.6 million due to $427.6 million new purchases and $6.5 million positive fair value adjustments, partially offset by $220.1 million matured and called bonds, $120.9 million sales, $62.3 million principal paydowns, and $3.2 million premium amortization. New purchases of $427.6 million had a weighted average yield-to-maturity of 2.42% with a weighted average duration of 2.85 years. The $120.9 million of securities sold had a weighted average yield-to-maturity of 2.92% with a weighted average duration of 4.41 years. Including secured off-balance sheet lines of credit, total liquidity available to Hanmi was $910.8 million at December 31, 2011, representing 33.17% of total assets and 38.83% of total deposits.

Average deposits for 2011 declined 7.07% to $2.40 billion compared to $2.59 billion a year ago. The continuing successful strategy of reducing time deposits, particularly high-cost promotional accounts, contributed to lower deposits in the year, but resulted in a better overall mix of funding. “Core deposits, which are total deposits less time deposits equal to or greater than $100,000, now account for 64.9% of total deposits, up from 54.7% a year ago,” said Robinson. Average demand deposit accounts increased 6.81% to $600.7 million at December 31, 2011 compared to $562.4 million a year ago. Demand deposit accounts were 27.1% of total deposits at December 31, 2011, up from 22.2% a year ago. Total deposits decreased by 4.9% from a year ago to $2.34 billion at December 31, 2011, from $2.47 billion a year ago. Time deposits equal to or greater than $100,000 were down $296.4 million during 2011. There were no brokered deposits at quarter-end.

At December 31, 2011, total stockholders’ equity was $285.6 million, or $9.07 per share. In November 2011, Hanmi completed a common stock offering, issuing 12.6 million shares adjusted for 1-for-8 reverse stock split, resulting in net proceeds of approximately $77.1 million. In December 2011, Hanmi announced a 1-for-8 reverse stock split, which took effect on December 19, 2011. Every eight shares of Hanmi’s pre-split common shares were automatically consolidated into one post-split share. Taking the reverse stock split into account, Hanmi had 31.5 million shares outstanding at December 31, 2011, compared to 18.9 million shares outstanding a year ago. Tangible common stockholders’ equity was $284.1 million at December 31, 2011, or 10.36% of tangible assets, compared to $171.0 million, or 5.89% of tangible assets at December 31, 2010. Tangible book value per share was $9.02 at December 31, 2011.

Asset Quality

NPLs declined to $52.4 million at December 31, 2011, down 32.8% from $78.0 million at September 30, 2011, and down 63.2% from $142.4 million at December 31, 2010. Of the NPLs, non-performers current on payments were $31.1 million, or 59.4% compared to $43.4 million or 55.6% at September 30, 2011 and $43.0 million or 30.2% at December 31, 2010. In addition, $15.0 million, or 28.6% of the NPLs, were recorded at the lower of cost or fair value as they were classified as held for sale. Out of the NPLs, $7.3 million is guaranteed by the SBA and the State of California. The following table shows NPLs by loan category and excludes loans held for sale:

		% of Total		% of Total		% of Total
(Dollars in Thousands)	12/31/2011	NPL	9/30/2011	NPL	12/31/2010	NPL
Real Estate Loans:
Commercial Property	$2,458	4.7%	$10,420	13.4%	$19,951	14.0%
Construction	8,310	15.9%	6,142	7.9%	17,691	12.4%
Land Loans	2,362	4.5%	2,723	3.5%	25,725	18.1%
Residential Property	2,745	5.2%	1,464	1.9%	1,926	1.4%
Commercial & Industrial Loans:
Owner Occupied Property	20,309	38.9%	22,285	28.6%	31,053	21.8%
Other C&I	16,033	30.6%	33,857	43.3%	45,044	31.6%
Consumer Loans	161	0.2%	1,100	1.4%	1,047	0.7%
Total Non-Performing Loans	$52,378	100.0%	$77,991	100.0%	$142,437	100.0%

“Asset quality continues to improve with the success of our loan sales program, and with the diligence of our loan workout teams,” said J.H. Son, Executive Vice President and Chief Credit Officer. “During 2011, we sold $89.3 million in non-performing loans. We are continuing to sell small tranches of properties and loans to improve overall asset quality.”

“Our other real estate owned (OREO) balances have been a relatively small part of our nonperforming assets, because we have proactively sold loans prior to completing the foreclosure process,” Son continued. In 2011, we sold 16 properties valued at $7.7 million resulting in a net loss of $713,000. OREO totaled $180,000 at December 31, 2011, down from $289,000 at September 30, 2011, and down from $4.1 million at December 31, 2010.

Delinquent loans that are less than 90 days past due and still accruing declined 15% in the quarter and 35% year-over-year to $13.9 million, or 0.72% of gross loans. At December 31, 2011, the allowance for loan losses was $89.9 million or 4.64% of gross loans. The ratio of allowance for loan losses to non-performing loans at December 31, 2011, improved to 171.71% compared to 129.24% at September 30, 2011. Fourth quarter charge-offs, net of recoveries, were $15.1 million, compared to $15.5 million in the third quarter of 2011 and $35.2 million in the fourth quarter of 2010. For the full year of 2011, net charge-offs totaled $68.7 million compared to $121.9 million a year ago.

Conference Call Information

Management will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (617) 213-8055 at 1:30 p.m. Pacific Time, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com. Shortly after the call concludes, the replay will also be available at (617) 801-6888, using access code #78210974 where it will be archived until February 2, 2012.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: inability to continue as a going concern; inability to raise additional capital on acceptable terms or at all; failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission (“SEC”), including, in particular Item 1A of our Form 10K for the year ended December 31, 2010, as well as current and periodic reports filed with the U.S. Securities and Exchange Commission hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	December 31,	September 30,	%	December 31,	%
	2011	2011	Change	2010	Change
ASSETS

Cash and Due from Banks	$82,400	$72,591	13.5%	$60,983	35.1%
Interest-Bearing Deposits in Other Banks	101,101	156,271	(35.3)%	158,737	(36.3)%
Federal Funds Sold	20,000	—	—	30,000	(33.3)%

Cash and Cash Equivalents	203,501	228,862	(11.1)%	249,720	(18.5)%

Term Federal Fund Sold	115,000	—	—	—	—
Investment Securities	441,604	415,698	6.2%	413,963	6.7%

Loans:
Gross Loans, Net of Deferred Loan Fees	1,938,956	1,992,325	(2.7)%	2,230,506	(13.1)%
Allowance for Loan Losses	(89,936)	(100,792)	(10.8)%	(146,059)	(38.4)%

Loans Receivable, Net	1,849,020	1,891,533	(2.2)%	2,084,447	(11.3)%

Loan Held for Sale, at the Lower of Cost or Fair Value	22,587	37,202	(39.3)%	36,620	(38.3)%
Accrued Interest Receivable	7,829	7,225	8.4%	8,048	(2.7)%
Due from Customers on Acceptances	1,715	599	NM	711	NM
Premises and Equipment, Net	16,603	16,627	(0.1)%	17,599	(5.7)%
Other Real Estate Owned, Net	180	289	(37.7)%	4,089	(95.6)%
Servicing Assets	3,720	2,884	29.0%	2,890	28.7%
Other Intangible Assets, Net	1,533	1,664	(7.9)%	2,233	(31.3)%
Investment in FHLB and FRB Stock, at Cost	31,412	31,451	(0.1)%	34,731	(9.6)%
Bank-Owned Life Insurance	28,289	28,051	0.8%	27,350	3.4%
Income Taxes Receivable	9,188	9,188	—	9,188	—
Other Assets	12,643	15,297	(17.3)%	15,559	(18.7)%

TOTAL ASSETS	$2,744,824	$2,686,570	2.2%	$2,907,148	(5.6)%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-Bearing	$634,466	$621,195	2.1%	$546,815	16.0%
Interest-Bearing	1,710,444	1,731,974	(1.2)%	1,919,906	(10.9)%

Total Deposits	2,344,910	2,353,169	(0.4)%	2,466,721	(4.9)%

Accrued Interest Payable	16,032	13,490	18.8%	15,966	0.4%
Bank Acceptances Outstanding	1,715	599	186.3%	711	141.2%
FHLB Advances and Other Borrowings	3,303	3,392	(2.6)%	153,650	(97.9)%
Other Borrowings	—	18,708	NM	1,570	NM
Junior Subordinated Debentures	82,406	82,406	—	82,406	—
Accrued Expenses and Other Liabilities	10,850	11,603	(6.5)%	12,868	(15.7)%

Total Liabilities	2,459,216	2,483,367	(1.0)%	2,733,892	(10.0)%

Stockholders’ Equity	285,608	203,203	40.6%	173,256	64.8%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,744,824	$2,686,570	2.2%	$2,907,148	(5.6)%

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,	September 30,	%	December 31,	%
	2011	2011	Change	2010	Change
INTEREST AND DIVIDEND INCOME:
Interest and Fees on Loans	$28,162	$29,355	(4.1)%	$32,466	(13.3)%
Taxable Interest on Investment Securities	1,979	2,022	(2.1)%	1,839	7.6%
Tax-Exempt Interest on Investment Securities	100	39	NM	9	NM
Interest on Interest-Bearing Deposits in Other Banks	72	75	(4.0)%	149	(51.7)%
Dividends on FHLB and FRB Stock	140	129	8.5%	135	3.7%
Interest on Term Federal Funds Sold	182	49	NM	—	NM
Interest on Federal Funds Sold	5	5	—	15	(66.7)%
Total Interest and Dividend Income	30,640	31,674	(3.3)%	34,613	(11.5)%

INTEREST EXPENSE:
Interest on Deposits	5,301	5,730	(7.5)%	7,592	(30.2)%
Interest on Junior Subordinated Debentures	767	739	3.8%	711	7.9%
Interest on FHLB Advances	44	46	(4.3)%	339	(87.0)%
Interest on Other Borrowings	94	—	—	—	—
Total Interest Expense	6,206	6,515	(4.7)%	8,642	(28.2)%

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES	24,434	25,159	(2.9)%	25,971	(5.9)%
			—		—
Provision for Credit Losses	4,000	8,100	(50.6)%	5,000	(20.0)%

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	20,434	17,059	19.8%	20,971	(2.6)%

NON-INTEREST INCOME:
Service Charges on Deposit Accounts	3,182	3,225	(1.3)%	3,279	(3.0)%
Insurance Commissions	1,097	940	16.7%	1,122	(2.2)%
Remittance Fees	495	469	5.5%	499	(0.8)%
Trade Finance Fees	339	341	(0.6)%	379	(10.6)%
Other Service Charges and Fees	357	389	(8.2)%	323	10.5%
Bank-Owned Life Insurance Income	239	237	0.8%	239	—
Net Gain (Loss) on Sales of Loans	383	(1,445)	NM	71	NM
Net Gain on Sales of Investment Securities	1	1,704	(99.9)%	5	(80.0)%
Other Operating Income	255	118	116.1%	136	87.5%
Total Non-Interest Income	6,348	5,978	6.2%	6,053	4.9%

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	9,433	8,146	15.8%	9,381	0.6%
Occupancy and Equipment	2,533	2,605	(2.8)%	2,672	(5.2)%
Deposit Insurance Premiums and Regulatory Assessments	1,631	1,552	5.1%	2,204	(26.0)%
Data Processing	1,356	1,383	(2.0)%	1,499	(9.5)%
Other Real Estate Owned Expense	71	(86)	NM	681	(89.6)%
Professional Fees	1,114	1,147	(2.9)%	680	63.8%
Directors and Officers Liability Insurance	736	737	(0.1)%	716	2.8%
Other Operating Expenses	4,375	3,368	29.9%	3,902	12.1%
Total Non-Interest Expense	21,249	18,852	12.7%	21,735	(2.2)%

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	5,533	4,185	32.2%	5,289	4.6%
Provision (Benefit) for Income Taxes	27	(18)	NM	(23)	NM

NET INCOME	$5,506	$4,203	31.0%	$5,312	3.7%

EARNINGS PER SHARE:
Basic	$0.22	$0.22		$0.28	(21.4)%
Diluted	$0.22	$0.22		$0.28	(21.4)%

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	24,905,479	18,888,474		18,881,488
Diluted	24,924,935	18,907,299		18,899,688

SHARES OUTSTANDING AT PERIOD-END:	31,487,924	18,907,299		18,899,799

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	Year Ended
	December 31,	December 31,	%
	2011	2010	Change
INTEREST AND DIVIDEND INCOME:
Interest and Fees on Loans	$117,671	$137,328	(14.3)%
Taxable Interest on Investment Securities	9,768	5,874	66.3%
Tax-Exempt Interest on Investment Securities	216	225	(4.0)%
Interest on Interest-Bearing Deposits in Other Banks	315	468	(32.7)%
Dividends on FHLB and FRB Stock	534	532	0.4%
Interest on Term Federal Funds Sold	276	33	NM
Interest on Federal Funds Sold	27	52	(48.1)%
Total Interest and Dividend Income	128,807	144,512	(10.9)%

INTEREST EXPENSE:
Interest on Deposits	23,958	34,408	(30.4)%
Interest on Junior Subordinated Debentures	2,915	2,811	3.7%
Interest on FHLB Advances	662	1,366	(51.5)%
Interest on Other Borrowings	95	53	79.2%
Total Interest Expense	27,630	38,638	(28.5)%

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES	101,177	105,874	(4.4)%

Provision for Credit Losses	12,100	122,496	(90.1)%

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR CREDIT LOSSES	89,077	(16,622)	NM

NON-INTEREST INCOME:
Service Charges on Deposit Accounts	12,826	14,049	(8.7)%
Insurance Commissions	4,500	4,695	(4.2)%
Remittance Fees	1,925	1,968	(2.2)%
Trade Finance Fees	1,305	1,523	(14.3)%
Other Service Charges and Fees	1,447	1,516	(4.6)%
Bank-Owned Life Insurance Income	939	942	(0.3)%
Net (Loss) Gain on Sales of Loans	(1,477)	514	NM
Net Gain on Sales of Investment Securities	1,635	122	NM
Impairment Loss on Investment Securities	—	(790)	NM
Other Operating Income	751	867	(13.4)%
Total Non-Interest Income	23,851	25,406	(6.1)%

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	35,465	36,730	(3.4)%
Occupancy and Equipment	10,353	10,773	(3.9)%
Deposit Insurance Premiums and Regulatory Assessments	6,630	10,756	(38.4)%
Data Processing	5,625	5,931	(5.2)%
Other Real Estate Owned Expense	1,620	10,679	(84.8)%
Professional Fees	4,188	3,521	18.9%
Directors and Officers Liability Insurance	2,940	2,865	2.6%
Operating Expense related to Unconsummated Capital Raise	2,220	—	—
Other Operating Expenses	15,007	15,550	(3.5)%
Total Non-Interest Expense	84,048	96,805	(13.2)%

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	28,880	(88,021)	NM
Provision (Benefit) for Income Taxes	733	(12)	NM

NET INCOME (LOSS)	$28,147	$(88,009)	NM

EARNING (LOSS) PER SHARE:
Basic	$1.38	$(7.46)
Diluted	$1.38	$(7.46)

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	20,405,347	11,790,278
Diluted	20,424,781	11,790,278

SHARES OUTSTANDING AT PERIOD-END:	31,487,924	18,899,799

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

AVERAGE BALANCES:
Average Gross Loans, Net of Deferred Loan Fees (1) (2)	$2,012,008	$2,077,934	$2,349,660	$2,114,546	$2,544,472
Average Investment Securities	421,386	394,379	350,954	446,198	215,280
Average Interest-Earning Assets	2,656,213	2,660,776	2,961,297	2,752,696	2,981,878
Average Total Assets	2,708,364	2,700,629	2,949,647	2,787,707	2,998,507
Average Deposits	2,350,558	2,383,639	2,512,893	2,404,655	2,587,686
Average Borrowings	99,545	87,386	237,702	153,148	243,690
Average Interest-Bearing Liabilities	1,814,548	1,859,847	2,186,920	1,957,077	2,268,954
Average Stockholders’ Equity	229,868	200,971	166,753	200,517	137,968
Average Tangible Equity	228,116	199,219	164,381	197,720	135,171

PERFORMANCE RATIOS (Annualized):
Return on Average Assets	0.81%	0.62%	0.71%	1.01%	(2.94)%
Return on Average Stockholders’ Equity	9.50%	8.30%	12.64%	14.04%	(63.79)%
Return on Average Tangible Equity	9.58%	8.37%	12.82%	14.24%	(65.11)%
Efficiency Ratio	69.03%	60.55%	67.87%	67.22%	73.74%
Net Interest Spread (3)	3.22%	3.34%	3.07%	3.27%	3.15%
Net Interest Margin (3)	3.66%	3.75%	3.48%	3.68%	3.55%

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$100,792	$109,029	$176,063	$146,059	$144,996
Provision Charged to Operating Expense	4,241	7,269	5,245	12,536	122,955
Charge-Offs, Net of Recoveries	(15,097)	(15,506)	(35,249)	(68,659)	(121,892)
Balance at End of Period	$89,936	$100,792	$146,059	$89,936	$146,059

Allowance for Loan Losses to Total Gross Loans	4.64%	5.06%	6.55%	4.64%	6.55%
Allowance for Loan Losses to Total Non-Performing Loans	171.71%	129.24%	102.54%	171.71%	102.54%

ALLOWANCE FOR OFF-BALANCE SHEET ITEMS:
Balance at Beginning of Period	$3,222	$2,391	$3,662	$3,417	$3,876
Provision Charged to Operating Expense	(241)	831	(245)	(436)	(459)
Balance at End of Period	$2,981	$3,222	$3,417	$2,981	$3,417

(1) Loans Held for Sale are included in average gross loans.
(2) Commercial and industrial loans include owner-occupied commercial real estate loans.
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED) (Continued)
(Dollars in Thousands)
	December 31,	September 30,	December 31,
	2011	2011	2010
NON-PERFORMING ASSETS:
Non-Accrual Loans	$52,378	$77,991	$142,437
Loans 90 Days or More Past Due and Still Accruing	—	—	—
Total Non-Performing Loans	52,378	77,991	142,437
Other Real Estate Owned, Net	180	289	4,089
Total Non-Performing Assets	$52,558	$78,280	$146,526

Total Non-Performing Loans/Total Gross Loans	2.70%	3.92%	6.38%
Total Non-Performing Assets/Total Assets	1.91%	2.91%	5.04%
Total Non-Performing Assets/Allowance for Loan Losses	58.4%	77.7%	100.3%

DELINQUENT LOANS (Accrual Status)	$13,945	$16,473	$21,457

Delinquent Loans (Accrual Status)/Total Gross Loans	0.72%	0.83%	0.96%

LOAN PORTFOLIO:
Real Estate Loans	$749,922	$754,472	$852,862
Commercial and Industrial Loans	1,145,473	1,192,740	1,327,910
Consumer Loans	43,346	44,819	50,300
Total Gross Loans	1,938,741	1,992,031	2,231,072
Deferred Loan Fees	215	294	(566)
Gross Loans, Net of Deferred Loan Fees	1,938,956	1,992,325	2,230,506
Allowance for Loan Losses	(89,936)	(100,792)	(146,059)
Loans Receivable, Net	$1,849,020	$1,891,533	$2,084,447

LOAN MIX:
Real Estate Loans	38.7%	37.9%	38.2%
Commercial and Industrial Loans	59.1%	59.9%	59.5%
Consumer Loans	2.2%	2.2%	2.3%
Total Gross Loans	100.0%	100.0%	100.0%

DEPOSIT PORTFOLIO:
Demand - Noninterest-Bearing	$634,466	$621,195	$546,815
Savings	104,664	106,633	113,968
Money Market Checking and NOW Accounts	449,854	455,438	402,481
Time Deposits of $100,000 or More	822,165	833,180	1,118,621
Other Time Deposits	333,761	336,723	284,836
Total Deposits	$2,344,910	$2,353,169	$2,466,721

DEPOSIT MIX:
Demand - Noninterest-Bearing	27.1%	26.4%	22.2%
Savings	4.5%	4.5%	4.6%
Money Market Checking and NOW Accounts	19.2%	19.4%	16.3%
Time Deposits of $100,000 or More	35.1%	35.4%	45.3%
Other Time Deposits	14.1%	14.3%	11.6%
Total Deposits	100.0%	100.0%	100.0%

CAPITAL RATIOS:
Hanmi Financial
Total Risk-Based	18.66%	14.58%	12.32%
Tier 1 Risk-Based	17.36%	12.63%	10.09%
Tier 1 Leverage	13.34%	9.80%	7.90%
Tangible equity ratio	10.36%	7.51%	5.89%
Hanmi Bank
Total Risk-Based	17.57%	14.72%	12.22%
Tier 1 Risk-Based	16.28%	13.42%	10.91%
Tier 1 Leverage	12.50%	10.41%	8.55%
Tangible equity ratio	12.48%	10.63%	8.59%

HANMI FINANCIAL CORPORATION
AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES PAID (UNAUDITED)
(Dollars in Thousands)	For the Three Months Ended
	December 31, 2011			September 30, 2011			December 31, 2010
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS
Interest-Earning Assets:
Gross Loans, Net of Deferred Loan Fees (1)(2)	$2,012,008	$28,162	5.55%	$2,077,934	$29,355	5.60%	$2,349,660	$32,466	5.48%
Municipal Securities - Taxable	44,913	451	3.98%	10,732	115	4.29%	14,860	189	5.09%
Municipal Securities - Nontaxable (3)	12,987	153	4.67%	4,526	60	5.30%	6,322	14	0.89%
Obligations of Other U.S. Government Agencies	83,927	324	1.53%	106,029	387	1.46%	84,904	389	1.83%
Other Debt Securities	279,559	1,204	1.71%	273,092	1,519	2.22%	244,868	1,262	2.06%
Equity Securities	31,930	140	1.74%	32,491	129	1.59%	35,883	135	1.50%
Federal Funds Sold and Securities Purchased under Agreements to Resell	4,961	5	0.40%	4,734	5	0.42%	8,239	11	0.53%
Term Federal Funds Sold	77,717	182	0.93%	42,913	49	0.46%	3,043	4	0.53%
Interest-Bearing Deposits in Other Banks	108,211	72	0.26%	108,325	75	0.28%	213,518	149	0.28%

Total Interest-Earning Assets	2,656,213	30,693	4.58%	2,660,776	31,694	4.73%	2,961,297	34,619	4.64%

Noninterest-Earning Assets:
Cash and Cash Equivalents	69,635			67,153			67,506
Allowance for Loan Losses	(99,182)			(107,456)			(180,011)
Other Assets	81,698			80,156			100,855

Total Noninterest-Earning Assets	52,151			39,853			(11,650)

Total Assets	$2,708,364			$2,700,629			$2,949,647

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
Deposits:
Savings	$104,754	600	2.29%	$107,643	674	2.48%	$116,220	804	2.74%
Money Market Checking and NOW Accounts	449,998	644	0.57%	475,712	805	0.67%	414,773	1,003	0.96%
Time Deposits of $100,000 or More	825,444	3,082	1.49%	854,894	3,237	1.50%	1,127,027	4,736	1.67%
Other Time Deposits	334,807	975	1.16%	334,212	1,014	1.20%	291,198	1,049	1.43%
FHLB Advances	3,349	44	5.26%	3,437	46	5.31%	153,693	339	0.88%
Other Borrowings	13,790	94	2.73%	1,543	-	-	1,603	-	-
Junior Subordinated Debentures	82,406	767	3.72%	82,406	739	3.56%	82,406	711	3.42%

Total Interest-Bearing Liabilities	1,814,548	6,206	1.37%	1,859,847	6,515	1.39%	2,186,920	8,642	1.57%

Noninterest-Bearing Liabilities:
Demand Deposits	635,555			611,178			563,675
Other Liabilities	28,393			28,633			32,300

Total Noninterest-Bearing Liabilities	663,948			639,811			595,975

Total Liabilities	2,478,496			2,499,658			2,782,895
Shareholders' Equity	229,868			200,971			166,752

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,708,364			$2,700,629			$2,949,647

NET INTEREST INCOME		$24,487			$25,179			$25,977

COST OF DEPOSITS			0.90%			0.96%			1.21%

NET INTEREST SPREAD (3)			3.22%			3.34%			3.07%

NET INTEREST MARGIN (3)			3.66%			3.75%			3.48%

(1) Loans Held for Sale are included in gross loans.
(2) Commercial and industrial loans include owner occupied commercial real estate loans.
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

HANMI FINANCIAL CORPORATION
AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES PAID (UNAUDITED)
(Dollars in Thousands)	For the Year Ended
	December 31, 2011			December 31, 2010
		Interest	Average		Interest	Average
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS
Interest-Earning Assets:
Gross Loans, Net of Deferred Loan Fees (1)(2)	$2,114,546	$117,670	5.56%	$2,544,472	$137,328	5.40%
Municipal Securities - Taxable	21,740	884	4.07%	3,746	189	5.05%
Municipal Securities - Nontaxable (3)	6,544	332	5.07%	6,909	346	5.01%
Obligations of Other U.S. Government Agencies	121,961	1,963	1.61%	69,112	1,952	2.82%
Other Debt Securities	295,953	6,921	2.34%	135,513	3,733	2.75%
Equity Securities	33,573	534	1.59%	37,437	532	1.42%
Federal Funds Sold and Securities Purchased under Agreements to Resell	5,857	27	0.46%	10,346	52	0.50%
Term Federal Funds Sold	38,693	276	0.71%	8,342	33	0.40%
Interest-Bearing Deposits in Other Banks	113,829	315	0.28%	166,001	468	0.28%

Total Interest-Earning Assets	2,752,696	128,922	4.68%	2,981,878	144,633	4.85%

Noninterest-Earning Assets:
Cash and Cash Equivalents	68,255			67,492
Allowance for Loan Losses	(119,233)			(176,103)
Other Assets	85,989			125,240

Total Noninterest-Earning Assets	35,011			16,629

Total Assets	$2,787,707			$2,998,507

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
Deposits:
Savings	$109,272	2,757	2.52%	$119,754	3,439	2.87%
Money Market Checking and NOW Accounts	465,840	3,461	0.74%	464,864	4,936	1.06%
Time Deposits of $100,000 or More	913,643	13,855	1.52%	1,069,600	19,529	1.83%
Other Time Deposits	315,174	3,885	1.23%	371,046	6,504	1.75%
FHLB Advances	66,191	662	1.00%	158,531	1,366	0.86%
Other Borrowings	4,551	95	2.09%	2,753	53	1.93%
Junior Subordinated Debentures	82,406	2,915	3.54%	82,406	2,811	3.41%

Total Interest-Bearing Liabilities	1,957,077	27,630	1.41%	2,268,954	38,638	1.70%

Noninterest-Bearing Liabilities:
Demand Deposits	600,726			562,422
Other Liabilities	29,387			29,163

Total Noninterest-Bearing Liabilities	630,113			591,585

Total Liabilities	2,587,190			2,860,539
Shareholders' Equity	200,517			137,968

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,787,707			$2,998,507

NET INTEREST INCOME		$101,292			$105,995

COST OF DEPOSITS			1.00%			1.33%

NET INTEREST SPREAD (3)			3.27%			3.15%

NET INTEREST MARGIN (3)			3.68%			3.55%

(1) Loans Held for Sale are included in gross loans.
(2) Commercial and industrial loans include owner occupied commercial real estate loans.
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi Financial and Hanmi Bank’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from total stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from total stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi Financial and Hanmi Bank. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in Thousands)

	December 31,	September 30,	December 31,
	2011	2011	2010

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO

Total Assets	$2,744,824	$2,686,570	$2,907,148
Less Other Intangible Assets	(1,533)	(1,664)	(2,233)
Tangible Assets	$2,743,291	$2,684,906	$2,904,915

Total Stockholders' Equity	$285,608	$203,203	$173,256
Less Other Intangible Assets	(1,533)	(1,664)	(2,233)
Tangible Stockholders' Equity	$284,075	$201,539	$171,023

Total Stockholders' Equity to Total Assets Ratio	10.41%	7.56%	5.96%
Tangible Common Equity to Tangible Assets Ratio	10.36%	7.51%	5.89%

Common Shares Outstanding	31,487,924	18,907,299	18,899,799
Tangible Common Equity Per Common Share	$9.02	$10.66	$9.05

HANMI BANK
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in Thousands)

	December 31,	September 30,	December 31,
	2011	2011	2010

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO

Total Assets	$2,739,577	$2,681,517	$2,900,415
Less Other Intangible Assets	(34)	(94)	(450)
Tangible Assets	$2,739,543	$2,681,423	$2,899,965

Total Stockholders' Equity	$342,023	$285,250	$249,637
Less Other Intangible Assets	(34)	(94)	(450)
Tangible Stockholders' Equity	$341,989	$285,156	$249,187

Total Stockholders' Equity to Total Assets Ratio	12.48%	10.64%	8.61%
Tangible Common Equity to Tangible Assets Ratio	12.48%	10.63%	8.59%

CONTACT:
Hanmi Financial Corporation
Lonny Robinson, 213-368-3200
Executive Vice President and Chief Financial Officer